                                  SCHEDULE 14A

                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(A) of the Securities
                     Exchange Act of 1934 (Amendment No.__ )

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

                         [ ] Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
                                  14a-6(e)(2))
                         [ ] Definitive Proxy Statement
                       [X] Definitive additional materials
        [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              THE BRAZIL FUND, INC.
                (Name of Registrant as Specified in Its Charter)

                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

               Payment of filing fee (Check the appropriate box):

                              [X] No fee required.
  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): (4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
[ ] Fee paid previously with preliminary materials:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount previously paid:
(2) Form, Schedule or Registration Statement no.:
(3) Filing Party:
(4) Date Filed:



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                                                [Deutsche Asset Management Logo]

         THE BRAZIL FUND, INC. ANNOUNCES ADJOURNMENT OF SPECIAL MEETING
                           FOR ADDITIONAL SOLICITATION


NEW YORK, NY, December 13, 2005 -- The Brazil Fund, Inc. (NYSE: BZF) today announced that its special meeting of stockholders, which was convened today, has been adjourned to January 13, 2006 in order to allow more time for stockholders to submit proxies with respect to the special meeting proposal to convert the Fund to an open-end investment company. According to a preliminary count by the Fund's proxy solicitor, holders of approximately 68% of the Fund's outstanding shares submitted proxies in favor of converting the Fund to an open-end investment company. This preliminary count includes proxies submitted during the meeting. However, all proxies may be revoked or superseded until they have been exercised at the reconvened special meeting. In order to pass, the proposal requires the affirmative vote of at least 75% of the Fund's outstanding shares.

The reconvened special meeting of stockholders of the Fund will be held at 10:00 a.m. on January 13, 2006 at the offices of Deutsche Asset Management, 345 Park Avenue, New York, New York 10154 for the sole purpose of considering the open-ending proposal. There will be no change of the record date and holders of record of the Fund's Common Stock at the close of business on October 21, 2005 remain entitled to vote at the annual meeting of stockholders of the Fund.


                                      # # #

The Brazil Fund, Inc. is a non-diversified, closed-end investment company. The Fund seeks long-term capital appreciation through investing primarily in equity securities of Brazilian issuers. Its shares are listed on the New York Stock Exchange under the symbol "BZF".

There can be no assurance that any action proposed or adopted by the Board will reduce or eliminate the discount at which the Fund's shares trade. Investments in funds involve risks. Additional risks are associated with international investing, such as government regulations and differences in liquidity, which may increase the volatility of your investment.

Investments in funds involve risks. Additional risks are associated with international investing, such as government regulations and differences in liquidity which may increase the volatility of your investment. Foreign security markets generally exhibit greater price volatility and are less liquid than the US market. Additionally, this fund focuses its investments in certain geographical regions, thereby increasing its vulnerability to developments in that region and potentially subjecting the fund's shares to greater price volatility.

Closed-end funds, unlike open-end funds, are not continuously offered. There is a one time public offering and once issued, shares of closed-end funds are sold in the open market through a stock exchange. Shares of closed-end funds frequently trade at a discount to net asset value. The price of the fund's shares is determined by a number of factors, several of which are beyond the control of the fund. Therefore, the fund cannot predict whether its shares will trade at, below or above net asset value.

This announcement is not an offer to purchase or the solicitation of an offer to sell shares of the Fund or a prospectus, circular or representation intended for use in the purchase or sale of Fund shares. Fund shares are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. Fund shares involve investment risk, including possible loss of principal.

--------------------------------------------------------------------------------
  NOT FDIC/NCUA INSURED           MAY LOSE VALUE            NO BANK GUARANTEE
     NOT A DEPOSIT          NOT INSURED BY ANY FEDERAL
                                 GOVERNMENT AGENCY
--------------------------------------------------------------------------------

Scudder Investments is part of Deutsche Asset Management which is the marketing name in the US for the asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Asset Management Inc., Deutsche Asset Management Investment Services Ltd., Deutsche Investment Management Americas Inc. and Scudder Trust Company. [(12/05 42028)]